FINAL VERSION - FOR DISTRIBUTION 10/25
CONTACTS:
Investor Relations Sandra Buschau Imagis Technologies Inc. Tel: 604-684-2449 Email: sandy@imagistechnologies.com Website: http://www.imagistechnologies.com	Media Relations Christina Schneider or Tara Dugan Schwartz Communications, Inc. Tel: 415-512-0770 Email: imagis@schwartz-pr.com

Noel Bambrough President & CEO Intacta Technologies Inc. Tel: 404-880-9919 Email: nbambrough@intacta.com Website: http://www.intacta.com	Ota Susumu Sanyo Electric Co., Ltd. Tel: 011-81-276-61-9017

SANYO Semiconductor, Imagis, and Intacta to Demonstrate Combined Security System at International Association of Chiefs of Police (IACP) Conference

Total Security Solution that Combines Biometric Facial Recognition, Compression and Encoding Technologies

TORONTO, CANADA (IACP Conference) - October 25, 2001: Imagis Technologies Inc., a leading biometric facial recognition company, in association with Intacta Technologies and SANYO Semiconductor Company, will provide the first public demonstration of XPRESS.ID-2000, the only integrated verification application available that combines biometric facial recognition with software encoding technology, at this week's IACP Conference.

WHO:        Imagis Technologies Intacta Technologies SANYO Semiconductor
WHEN:     October 27-October 31, 2001
WHERE:   International Association of Chiefs of Police (IACP)-Toronto, Canada
BOOTH:    # 4500

In conjunction with Intacta's patented encoding technology and SANYO's system design expertise, Imagis' biometric facial recognition technology provides the most cost-effective, high security, integrated verification solution for access cards, credentials, visas, passports and drivers licenses. XPRESS.ID-2000 provides an instant one-to-one identification tool by encoding facial features (e.g. digital image of an individual, reliable regardless of race, sex, facial characteristics, etc.) and personal information. The encoding process is highly resistant to falsification and was originally developed for military grade security requirements.

With XPRESS.ID-2000, personal high-security identity and access cards can be created quickly, at a comparable cost to ink and paper. Imagis and Intacta are currently collaborating with SANYO Electric Co., Ltd. and SANYO Semiconductor Company, which supplies and manufactures the read and write hardware. The process is simple: a digital camera captures an individual's face, from which a facial template is created and encoded. The encoded image is uploaded into an identification database, along with the capacity of several hundred bytes of personal data. This allows for fast, reliable verification of hundreds of thousands of individuals at a time. Quick access to facial images, data and personal information embedded in the Intacta code is possible due to a low-cost reader developed by SANYO.

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News Release, October 25, 2001

About INTACTA
INTACTA.CODE (OTCBB: ITAC) provides a method of embedding secure, fail-safe reliability, across a full array of digital, wireless and hard copy security management solutions such as facial recognition, PKI or it may be embedded within smart cards to provide distributed layers of security. Intacta is on the Web at www.intacta.com

About IMAGIS
 Imagis (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) is a developer and marketer of advanced biometric-based software applications, which provide access control and individual identification for airports, law enforcement, customs and immigration, and criminal justice. Imagis currently has hundreds of users for international installations of its biometric facial recognition technology, including technology at Toronto's Pearson International Airport, the world's 16th busiest airport and in several installations throughout Canada and Mexico. Imagis markets its products through a network of Business Partners located in North America, Asia, Europe and Latin America. Imagis' Chairman is Oliver 'Buck' Revell, who served for over 30 years in the FBI and during his career advanced to the number two-career post of Associate Deputy Director. Imagis is on the Web at www.imagistechnologies.com

About SANYO
 The SANYO Semiconductor Company is one of the five principal companies of SANYO Electric Co., Ltd. The SANYO Semiconductor Company produces a wide range of semiconductor devices used in embedded system solutions for market leading electronic applications. Specializing in mixed signal devices that understand both analog and digital signals, SANYO Semiconductor Company is increasingly becoming known for its ability in providing system solutions for the latest technologies. The SANYO Semiconductor Company is on the web at http://www.semic.sanyo.co.jp/index_e.htm

SOURCE Imagis Technologies Inc.

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